NEWS RELEASE
Release No. 120-12-16

Contact:
Mark Morrison (Media Relations)
615.986.5886
Becky Barckley/Mike Kinney (Investor Relations)
615.986.5600

FOR RELEASE AT 6:55 A.M. (EST) THURSDAY, DECEMBER 8, 2016

LP Announces Changes in Executive Leadership

NASHVILLE, Tenn. (Dec. 8, 2016) - Louisiana-Pacific Corporation (LP) (NYSE: LPX) announced today changes to its executive management team. The organizational changes will be effective Jan. 1, 2017.

“These changes are part of our continuous improvement efforts to strengthen our leadership team to benefit from different perspectives, embed market facing experience into the top levels of LP and organize so that we can quickly implement best practices across our company,” Chief Operating Officer Brad Southern said.

The changes include:

•
Oriented Strand Board (OSB) Sales and Marketing Vice President Jason Ringblom will become executive vice president and general manager of the OSB business. The OSB business has been under the leadership of Brad Southern who became LP’s Chief Operating Officer last month.

•
Engineered Wood Products (EWP) Senior Vice President Neil Sherman will become executive vice president and general manager of the Siding business, replacing Brian Luoma, who is leaving LP to pursue other opportunities.

•	Sales and Marketing Senior Vice President Mike Sims will lead the company’s EWP business in addition to his executive sales, marketing and strategy responsibilities.

•
Field Sales Vice President Craig Sichling will be promoted to vice president of specialty sales and marketing. In his new role he will lead LP’s siding marketing group and maintain responsibility for field sales.

“I’m very pleased that Jason, Neil, Mike and Craig are stepping up to new responsibilities and I’m fully confident that they will bring their talents and expertise to these new roles,” Chief Executive Officer Curt

Stevens said. “Brian Luoma has served LP well during his long tenure with the company and we appreciate his contributions to our company’s success. We wish him well in his future endeavors.”

Sherman joined LP in 1994, and has held a variety of positions with the company including service as vice president of procurement, logistics and supply management prior to leading the EWP business. He was also the project manager of LP’s successful ERP implementation and has held the director of business development and corporate real estate position for LP. He holds a B.S. in Waste and Waste Water Management from Humboldt State University.

Ringblom joined LP in 2004, and was named vice president of OSB sales and marketing in February 2015. In his time with LP he has held a variety of positions, including OSB sales manager, general sales manager for the southeast region and regional sales manager for the eastern half of the U.S. He holds a B.S. in Forest Products Marketing & Business Management from the University of Minnesota.

Sims has worked in building products in various sales and marketing capacities since 1984. A former vice president of OSB sales and marketing, Sims was named senior vice president of LP sales and marketing in 2015. He holds a B.A. from Western State Colorado University.

Sichling joined LP in 2001, and has led and managed the U.S. field sales team since 2004. He was named vice president in 2015 and is responsible for all field sales efforts in the United States and Canada. He holds a B.A. from State University of New York in Oneonta.

About LP
Louisiana-Pacific Corporation is a leading manufacturer of quality engineered wood building materials including OSB, structural framing products, and exterior siding for use in residential, industrial and light commercial construction. From manufacturing facilities in the U.S., Canada, Chile and Brazil, LP products are sold to builders and homeowners through building materials distributors and dealers and retail home centers. Founded in 1973, LP is headquartered in Nashville, Tennessee and traded on the New York Stock Exchange under LPX. For more information, visit www.lpcorp.com.
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